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                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Frontier Corporation of our report dated January 25, 1999, which appears on page 20 of
the Frontier Corporation Current Report on Form 8-K dated January 26, 1999.   We
also consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Frontier Corporation of our report dated January 26, 1998, which appears on page 25 of the 1997 Annual Report to Shareowners of Frontier Corporation, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 30 of such Annual Report on Form 10-K (the financial statements and financial statement schedule contained in the Annual Report on Form 10-K for the year ended December 31, 1997 have not been restated to reflect the pooling of interests acquisition of GlobalCenter, Inc.). We also consent to the incorporation by reference of our report, dated January 26, 1998, except as to the pooling of interests with GlobalCenter, Inc. which is as of February 27, 1998, which appears on page 19 of the Current Report on Form 8-K of Frontier Corporation dated June 17, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PricewaterhouseCoopers LLP

Rochester, New York
February 11, 1999